ARTICLES AND CERTIFICATE OF MERGER of

CINE-SOURCE ENTERTAINMENT, INC., a Colorado corporation, Into

CINE-SOURCE, INC., a Colorado corporation, as Survivor

A duly authorized officer and director of the corporation referenced herein, does hereby file these Articles and Certificate of Merger, and does declare that the following information is filed with the Secretary of State of the State of Colorado, pursuant to the applicable sections of the Colorado Statutes, as amended, respecting mergers, namely sections 7-111 -101 and 7-11 1-103, certifying that the corporations did agree to merge, and the boards of directors of the respective corporations did approve such merger, as follows:

ONE: The names of the merging corporations are Cine-Source Entertainment, Inc., previously incorporated inthe State of Colorado and involuntarily dissolved ("Old"), merging into Cine-Source, Inc., incorporated on or about November 10, 2003 ("New"), a Colorado corporation, with Cine-Source, Inc_ "New" being the surviving corporation.

TWO: A Plan of Merger ("Plan") has been adopted by the respective boards of directors of the corporations. That pursuant to Colorado Statutes, Section 7-111-103(7). the Plan provides that (a) the articles of incorporation of the surviving corporation, CineSource, Inc. "New" will not differ, except for amendments as stated in Article Four below, from its articles of incorporation before the merger. (b) Each shareholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger_ Ana (c) The number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than twenty percent the total number of voting shares of the surviving corporation outstanding immediately before the merger.

A complete and true copy of the duly executed Plan of Merger is on file at the surviving corporation's registered office; a copy of such Plan of Merger will be furnished by the surviving corporation, on request and without costs, to any stockholder of the constituent corporations.

THREE: The Plan also provides that for each one (I) outstanding share of CineSource Entertainment, Inc. "Old" stock issued and outstanding before the merger, each shareholder of Cine-Source Entertainment, Inc. "Old" shall receive one (1) share of CineSource, Inc_ "New" common stock.

        FOUR: The articles of incorporation of the surviving corporation, Cine-Source, Inc. "New", arc hereby amended to change the stated capital of the corporation as follows:

"ARTICLE II
CAPITAL STOCK

        The corporation is authorized to issue the following classes of shares of stock: 325,000,000 shares of common voting stock at a par value of $.0001 per share. The common stock shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation upon dissolution_ There shall be no preemptive rights or assessments for any shares; unless otherwise provided in the Bylaws, the shareholders may not accumulate their shares for voting purposes.

      The Board of Directors shall have the authority to divide the stock into series on all the classes, establish the number of shares for any series, determine the qualifications, limitations or restrictions of rights thereon; and in addition to the foregoing, the Board of Directors may designate such voting rights on the shares as they may deem appropriate by resolution. "

      FIVE: The articles of incorporation, asamended, of Cine-Source, Inc. "New", the surviving corporation, as currently on file and a matter of record with the Colorado Secretary of State, shall henceforth be the articles of incorporation of the companies as merged. Cine-Source Entertainment, Inc. "Old" by virtue of its merger into Cine-Source, Inc. "New," shall no longer exist.

        Dated February 19, 2004 By Mark Taggatz, President & Director
        Mailing address: 350 Kachina Circle, Las Vegas, NV 89123